UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2009

Electronic Game Card, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-25843	87-0570975
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5405 Alton Parkway, Suite A-353, Irvine, CA 92604
(Address of principal executive offices)

Registrant's telephone number, including area code: 866-924-2924

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of new CEO and Vice President of Sales; Retirement of Interim CEO

On December 16, 2008 Electronic Game Card, Inc ("EGC") issued a press release announcing the appointment of Kevin Donovan as Chief Executive Officer of EGC and Ms. Anna Houssels as Vice President of Sales, in each case effective as of February 1, 2009, and that Lee Cole would step down as Interim Chief Executive Officer of EGC as of that date.  A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item.

On February 1, 2009, EGC executed three-year employment agreements with Mr. Donovan and with Ms. Houssels. The agreements provide for a base salary of $260,000 per year and $375,000 for the first twelve-month periods for Mr. Donovan and Ms. Houssels, respectively, with annual increases at the discretion of EGC’s Compensation Committee. Each executive may receive bonuses based upon revenue and earnings achievements. EGC will fund the costs of medical benefit plans for each executive and the executive’s respective dependents.

EGC is obligated to make payments to each of the executives upon termination of employment, depending on the circumstances surrounding the termination. If the agreement is terminated by the executive without good reason or by EGC for cause, or by the executive in breach of the agreement, the executive will have the right to exercise all vested stock options, receive the executive’s base salary and accrued vacation through the date of termination.

If the agreement is terminated by the executive for good reason, as defined in the agreement, or if EGC terminates the agreement other than for cause, or due to the executive’s incapacity, or retirement, the executive will be entitled to receive the executive’s base salary through the date on which the termination occurred, plus credit for any unused vacation and severance payments at the executive’s then-current salary for twelve months from the date of termination. The will also be entitled to payment of bonuses for the fiscal year in which the termination occurs (should any bonus plan be in place), continued vesting of stock options and restricted stock, and EGC will be required to maintain at EGC’s expense for the executive’s continued benefit all medical benefits plans to which the executive was entitled immediately prior to the date of termination (or, at the executive’s election, immediately prior to the date of a change-in-control), for twelve months.

If the agreement is terminated due to the executive’s death, the executive’s estate or legal representative will be entitled to receive benefits that are earned and vested through the date of termination, a prorated incentive bonus for the fiscal year in which the termination occurs, and base salary payments for three months following the date of termination (less any payments the executive receives as a result of any disability insurance EGC maintain for the executive’s benefit).

In addition, each of the agreements contains indemnification provisions under which EGC agreed to indemnify the executive if the executive is a party to or threatened to be made a party to, or is otherwise involved in any proceeding (other than a proceeding brought by EGC against the executive) by reason of the fact that the executive is or was an officer and/or director of EGC or is or was serving at the request of EGC as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by California law.

Pursuant to the terms of each of the employment agreements, each of the executives was granted a ten-year option to purchase up to 1,500,000 shares of common stock at an exercise price of $0.36 per share. Each option vests and become exercisable as to one-third of the shares of common stock upon successive anniversary dates of the effective date of the employment agreement, being February 1, 2009, until vested in full.

Each of the agreements contains non-compete, confidentiality and non-disclosure clauses designed to protect EGC’s intellectual property. Each of the agreements also contains a provision designed to preclude the executive from claiming rights to any products or technologies the executive develops while in EGC’s employ or for a one-year period following termination of the executive’s employment.

The options previously granted to Ms. Houssels pursuant to the agreement to appoint Ms. Houssels a director of EGC were cancelled, and that appointment agreement was terminated, with Ms. Houssels continuing to serve as a director of EGC but pursuant to her new employment agreement.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report.

99.1	Press release dated December 16, 2008

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Electronic Game Card, Inc.

By:	/s/ Linden Boyne
Title: Interim Chief Financial Officer

November 3, 2009

Exhibit Index

Exhibit Number	Exhibit Title or Description

Exhibit 99.1	Press Release of Electronic Game Card, Inc. dated December 16, 2008